Exhibit 99.1

For Release: July 18, 2007	For Further Information:
Steven R. Lewis, President & CEO
Paul S. Musgrove, CFO
(330) 373-1221

First Place Financial Corp. Reports Record Net Income of

$25.6 Million for Fiscal Year 2007, up 11.2% over prior year

Highlights

•	Net income for fiscal 2007 was up 11.2% to $25.6 million from $23.0 million in fiscal 2006.

•	Net income for the three months ended June 30, 2007 was up 24.9% to $5.6 million from $4.5 million for the three months ended June 30, 2006.

•	Commercial loans grew $45 million during the current quarter or at an annualized rate of 18.1% and grew $191 million or 22.3% during fiscal 2007.

•	The acquisition of seven retail banking offices in the Flint, Michigan area as of April 27, 2007 added $200 million in deposits and $26 million in consumer loans.

•	The Board of Directors declared a quarterly cash dividend of $0.155 per share.

Summary

Warren, Ohio — July 18, 2007 — First Place Financial Corp. (Nasdaq: FPFC) reported record net income of $25.6 million for the year ended June 30, 2007, compared with $23.0 million for the year ended June 30, 2006, an increase of 11.2%. Diluted earnings per share were $1.49 for the current year compared with $1.55 for the prior year, a decrease of $0.06 or 3.9%. Diluted earnings per share decreased while net income increased because First Place increased its common shares outstanding by 2.3 million as a portion of the purchase price of Northern Savings as of June 27, 2006. Return on average equity for the current year was 7.92% compared with 9.32% for the prior year. Return on average tangible equity for the current year was 11.71% compared with 12.96% for the prior year.

Net income for the three months ended June 30, 2007 was $5.6 million compared with $6.5 million for the preceding quarter ended March 31, 2007 and $4.5 million for the quarter ended June 30, 2006. The current quarter included $0.5 million net of tax of merger, integration and restructuring charges compared with none for the quarter ended March 31, 2007 and $1.4 million for the quarter ended June 30, 2006. The current quarter merger, integration and restructuring costs were associated with the purchase of seven retail offices in the Flint, Michigan area while the prior year’s costs were associated with the acquisition of The Northern Savings and Loan Company in Elyria, Ohio. Diluted earnings per share for the current quarter were $0.33 compared with $0.38 for the preceding quarter and $0.30 for the fourth quarter of the prior fiscal year. Return on average equity for the current quarter was 6.84% compared with 8.02% for the preceding quarter and 7.02% for the fourth quarter of the previous fiscal year.

Core earnings are a supplementary financial measure computed using methods other than generally accepted accounting principles (GAAP) that excludes certain unusual or nonrecurring items of revenue or expense. Core earnings in the current quarter do not include the $0.5 million of after tax charges for costs associated with the acquisition of retail branches in the Flint, Michigan area. Core earnings were identical to GAAP earnings for the preceding quarter. Core earnings for the prior year quarter do not include $1.4 million of after tax charges for merger costs associated with the Northern Savings acquisition.

Core earnings for the year ended June 30, 2007, were $26.1 million compared with $24.5 million for the year ended June 30, 2006, or an increase of 6.8%. Core diluted earnings per share were $1.52 for the current year compared with $1.65 for the prior year, a decrease of 7.9%. Core return on average equity for the current year was 8.07% compared with 9.89% for the prior year. For additional information on core earnings, see the Explanation of Certain Non-GAAP Measures beginning on page four of this release and the Reconciliation of GAAP Net Income to Core Earnings on page eight.

Core earnings for the quarter ended June 30, 2007 were $6.1 million down 5.5% from core earnings of $6.5 million for the preceding quarter and up 3.3% from core earnings of $5.9 million for the quarter ended June 30, 2006. Core diluted earnings per share were $0.36 for the current quarter compared with $0.38 for the preceding quarter and $0.40 for the fourth quarter of the prior fiscal year. Core return on average equity for the quarter ended June 30, 2007 was 7.44%, down from 8.02% for the preceding quarter and down from 9.22% for the prior year fourth quarter.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “We are pleased to be able to announce another year of record earnings. Both the interest rate environment and the economic environment have presented challenges to us this year resulting in decreases in net interest margin and increases in nonperforming assets. However, we have been actively managing to counteract both trends and remain equally committed to growing franchise value. Our recent acquisition of retail banking offices in the Flint, Michigan area should contribute to stable funding costs going forward.”

Revenue

Net interest income for the fourth quarter of fiscal 2007 was $21.9 million, an increase of 7.9% over the fourth quarter of fiscal 2006. This increase was the net result of the benefit of a 16.1% increase in average earning assets in the current quarter compared with the same quarter in the prior year, partially offset by a decline in the net interest margin of 0.22% to 3.07% from 3.29% over the same periods. The increase in average earning assets was primarily due to the acquisition of Northern Savings on June 27, 2006. The decrease in the net interest margin from the same period in the prior year is the result of experiencing an inverted yield curve for substantially all of fiscal 2007 while liability maturities have been concentrated in the zero to 18 month range where rates have been the highest.

Noninterest income for the fourth quarter of fiscal 2007 was $9.1 million, an increase of $1.7 million or 23.2% compared with the same quarter in the prior year. Service charges, other income - non-bank and net gains on the sale of securities increased $0.6 million, $0.8 million and $0.3 million, respectively, over prior year levels while gain on the sale of servicing rights and other income-bank declined $0.3 million and 0.4 million, respectively. During the fourth quarter of fiscal 2006, the Company recorded a $0.4 million gain from recognizing an equity interest in a credit card servicer. During the fourth quarter of fiscal 2007 the Company sold that same stock for a $0.3 million gain. Each transaction was a unique event and they explain the increase in gain on securities and the decrease in other income – bank when the current and prior year quarters are compared. The increase in other income – nonbank was due to increases in commission revenue from affiliates in the insurance, real estate and securities industries.

Net gains on sale of loans were $1.8 million for the quarter ended June 30, 2007, a $0.5 million or 45.2% increase from the quarter ended June 30, 2006. The increase was primarily due to the increase in the volume of loans sold in the current quarter of $275 million from $208 million sold in the same quarter in the prior year and secondarily due to an increase in the margin recognized on the gain on sale of loans.

Noninterest Expense

Noninterest expense for the fourth quarter of fiscal year 2007 was $19.4 million, an increase of $0.6 million or 3.4% compared with the fourth quarter of fiscal year 2006. This was the result of the net impact of increases in salaries, employee benefits, occupancy, marketing and intangible amortization expenses related to the six Northern Savings retail banking offices added as of June 27, 2006 and the seven Flint, Michigan retail banking offices acquired as of April 27, 2007, partially offset by a decrease in merger expenses on these same two acquisitions. Noninterest expense as a percent of average assets was 2.49% for the quarter ended June 30, 2007, down from 2.79% for the same quarter in the prior year.

Excluding merger charges in each year, core noninterest expense for the current quarter was $18.7 million, compared with $16.6 million in the same quarter in the prior year, an increase of 12.4%. Core noninterest expense as a percent of average assets for the quarter ended June 30, 2007 was 2.39%, down from 2.47% for the same quarter in the prior year.

Asset Quality

Nonperforming assets were $40.7 million at June 30, 2007, or 1.26% of total assets, up from $32.7 million or 1.06% of total assets at March 31, 2007. The increase in nonperforming assets was due to a $1.7 million increase in real estate owned and a $6.3 million increase in nonperforming loans. Nonperforming loans were $34.0 million at June 30, 2007, compared with $27.6 million at March 31, 2007. The increase in nonperforming loans was composed of $3.9 million of commercial loans, $2.0 million of mortgage and construction loans and $0.4 million of consumer loans. The increase of $3.9 million in nonperforming commercial loans was due to one $3.9 million acquisition and development loan in Southeast Michigan. The Company and the borrower had been working collectively to resolve the acquisition and development loan issue. However, at June 30, 2007, a satisfactory resolution was not imminent resulting in an impairment of $1.4 million of the loan. Of the total nonperforming loans at June 30, 2007, 92% were secured by real estate. Real estate loans are generally well secured and if these loans do default, the actual losses are often only a fraction of the total loan amount. Net charge-offs for the quarter ended June 30, 2007 were $1.2 million or 0.19% of average loans annualized compared with $1.0 million or 0.17% of average loans annualized for the quarter ended March 31, 2007. The provision for loan losses for the current quarter was $3.2 million up $1.8 million from the preceding quarter. The current quarter provision included $1.4 million related to the impaired loan mentioned above. The provision of $3.2 million in the current quarter was $2.0 million or 172% higher than net charge-offs in the current quarter of $1.2 million. The allowance for loan losses increased $2.0 million to $25.9 million at June 30, 2007, from $23.8 million at March 31, 2007. The ratio of the allowance for loan losses to total loans was 1.03% at June 30, 2007, up from 0.98% at March 31, 2007 and up from 0.95% at June 30, 2006.

Steven Lewis commented, “While we are concerned with the recent increase in nonperforming loans and are aggressively pursuing collection of these loans, we recognize that our experience is not unique and is consistent with national and regional credit quality trends. The ultimate measure of asset quality is the level of charge-offs. Our ratio of charge-offs to average loans has remained below 0.20% for the current fiscal year and during each quarter, which compares favorably with our regional peers. At the same time, our provision for loan losses was in excess of 190% of our charge-offs for the current quarter and for the fiscal year taken as a whole.”

Balance Sheet Activity

Assets were $3.226 billion at June 30, 2007, compared with $3.095 billion at March 31, 2007 and $3.113 billion at June 30, 2006. During the first quarter of fiscal 2007 First Place sold $98 million of loans held for sale and $16 million of securities available for sale acquired with Northern Savings. All of these assets were fixed rate assets and were sold primarily to achieve management’s interest rate risk objectives. Since that time assets have grown as new loans were generated to replace the loans that were sold. Total portfolio loans were $2.508 billion at June 30, 2007, an increase of $86 million from March 31, 2007. Commercial loans increased $45 million during the current quarter, or 18.1% annualized, to $1.047 billion. Commercial loans now account for 41.7% of the loan portfolio up from 41.4% at March 31, 2007. Mortgage and construction loans increased $20 million during the current quarter, and consumer loans increased $21 million during the current quarter due to the acquisition of $26 million of consumer loans as part of the purchase of seven retail branch locations in the Flint, Michigan area.

Deposits totaled $2.241 billion at June 30, 2007, an increase of $137 million since March 31, 2007. This increase was composed of a $200 million increase from the acquisition of retail branch deposits in the Flint, Michigan area, a $53 million decrease in retail deposits and a $10 million decrease in brokered deposits. The decrease in retail deposits was the result of an intentional decision to be more conservative in pricing to utilize the liquidity generated by the retail branch purchase. Total borrowings decreased $29 million to $593 million at June 30, 2007, compared with March 31, 2007. That decrease was also in response to increased liquidity from the retail branch office purchase.

Steven Lewis noted, “We continued to increase commercial loans during the quarter bringing more balance and higher yields into our loan portfolio. In addition, we are very pleased with the deposit growth we have experienced in our new markets of Lorain County, Ohio and Flint, Michigan. That growth has enabled us to be more disciplined in our deposit pricing”

Shareholders’ equity remains strong; it was $326 million at June 30, 2007, down $4 million from March 31, 2007. The decline was primarily due to the excess of $5.3 million of treasury stock purchases, $2.7 million in dividends paid and an after-tax decline of $2.1 million in available for sale securities over net income of $5.6 million. Shareholders equity as a percent of assets was 10.11% at June 30, 2007, down from 10.67% at March 31, 2007 and up from 10.01% at June 30, 2006. Tangible equity to assets decreased to 6.99% at June 30, 2007 from 7.60% at March 31, 2007 and up from 6.85% at June 30, 2006. During the quarter ended June 30, 2007, First Place purchased 252,874 treasury shares at an average price of $21.24 per share.

Board Actions

At its regular meeting held June 17, 2007, the Board of Directors declared a per share cash dividend of $0.155 payable on August 9, 2007, to shareholders of record as of the close of business on July 26, 2007.

About First Place Financial Corp.

First Place Financial Corp., a $3.2 billion financial services holding company based in Warren, Ohio, is the largest publicly-owned thrift headquartered in Ohio. First Place Financial Corp. operates 41 retail locations, 2 business financial service centers and 18 loan production offices through the First Place Bank, and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pretax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page eight.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended June 30,		Percent Change	Year ended June 30,		Percent Change
(Dollars in thousands, except share data)	2007	2006		2007	2006
Interest income	$47,739	$40,185	18.8%	$186,464	$149,053	25.1%
Interest expense	25,885	19,934	29.9	99,459	70,639	40.8

Net interest income	21,854	20,251	7.9	87,005	78,414	11.0
Provision for loan losses	3,176	2,317	37.1	7,391	5,875	25.8

Net interest income after provision for loan losses	18,678	17,934	4.1	79,614	72,539	9.8
Noninterest income
Service charges	1,987	1,427	39.2	6,436	5,505	16.9
Net gains (losses) on sale of securities	346	2	N/M	430	(943)	(145.6)
Net gains on sale of loans	1,737	1,196	45.2	7,240	5,922	22.3
Gain on sale of loan servicing rights	—	290	(100.0)	—	1,841	(100.0)
Loan servicing income	386	221	74.7	1,339	1,302	2.8
Other income – bank	1,686	2,135	(21.0)	7,066	7,408	(4.6)
Other income – non-bank	2,943	2,101	40.1	9,777	7,950	23.0

Total noninterest income	9,085	7,372	23.2	32,288	28,985	11.4
Noninterest expense
Salaries and employee benefits	8,625	8,089	6.6	35,951	32,654	10.1
Occupancy and equipment	2,989	2,743	9.0	11,577	10,089	14.7
Professional fees	852	683	24.7	3,010	2,816	6.9
Loan expenses	489	777	(37.1)	2,121	2,716	(21.9)
Marketing	786	406	93.6	2,535	2,005	26.4
Merger, integration and restructuring	749	2,173	(65.5)	749	2,173	(65.5)
Franchise taxes	451	481	(6.2)	1,239	1,407	(11.9)
Amortization of intangible assets	1,118	886	26.2	4,321	3,655	18.2
Other	3,383	2,562	32.0	12,693	10,635	19.4

Total noninterest expense	19,442	18,800	3.4	74,196	68,150	8.9
Income before income taxes	8,321	6,506	27.9	37,706	33,374	13.0
Provision for income taxes	2,696	2,001	34.7	12,082	10,330	17.0

Net income	$5,625	$4,505	24.9%	$25,624	$23,044	11.2%

SHARE DATA:
Basic earnings per share	$0.33	$0.31	6.5%	$1.51	$1.58	(4.4)%
Diluted earnings per share	$0.33	$0.30	10.0	$1.49	$1.55	(3.9)
Cash dividends per share	$0.155	$0.140	10.7	$0.605	$0.560	8.0
Average shares outstanding - basic	16,934,216	14,703,935	15.2	16,954,804	14,564,909	16.4
Average shares outstanding - diluted	17,105,823	14,950,054	14.4	17,171,684	14,821,366	15.9

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	June 30, 2007 (Unaudited)	Mar 31, 2007 (Unaudited)	Dec 31, 2006 (Unaudited)	Sept 30, 2006 (Unaudited)	June 30, 2006
ASSETS
Cash and due from banks	$87,124	$57,177	$75,946	$73,736	$72,906
Interest-bearing deposits in other banks	91	1,273	84	79	4,605
Securities available for sale	285,242	267,305	267,613	271,506	302,994
Loans held for sale	96,163	109,079	75,572	76,541	154,799
Loans
Mortgage and construction	1,079,788	1,059,526	1,102,648	1,112,827	1,123,911
Commercial	1,046,893	1,001,661	959,678	887,183	856,129
Consumer	381,011	360,103	361,082	360,157	370,744

Total loans	2,507,692	2,421,290	2,423,408	2,360,167	2,350,784
Less allowance for loan losses	25,851	23,844	23,425	22,819	22,319

Loans, net	2,481,841	2,397,446	2,399,983	2,337,348	2,328,465
Federal Home Loan Bank stock	33,209	33,209	33,209	32,946	32,616
Premises and equipment, net	45,639	41,535	38,690	37,498	35,485
Goodwill	91,692	88,296	88,046	88,046	88,009
Core deposit and other intangibles	16,678	14,429	15,260	16,323	17,405
Other assets	88,534	85,648	79,849	78,209	75,926

Total assets	$3,226,213	$3,095,397	$3,074,252	$3,012,232	$3,113,210

LIABILITIES
Deposits
Non-interest bearing checking	$242,068	$229,179	$234,576	$214,067	$224,738
Interest bearing checking	154,941	141,355	146,878	136,063	140,752
Savings	390,462	327,236	307,581	274,547	242,178
Money market	404,248	453,673	464,999	465,898	511,482
Certificates of deposit	1,048,977	952,615	982,050	986,350	941,597

Total deposits	2,240,696	2,104,058	2,136,084	2,076,925	2,060,747
Securities sold under agreements to repurchase	95,724	92,181	67,325	51,533	44,013
Borrowings	435,582	468,258	450,522	466,633	603,906
Junior subordinated debentures owed to unconsolidated subsidiary trusts	61,857	61,857	61,857	61,857	61,857
Other liabilities	66,167	38,896	34,069	36,228	31,113

Total liabilities	2,900,026	2,765,250	2,749,857	2,693,176	2,801,636
SHAREHOLDERS’ EQUITY	326,187	330,147	324,395	319,056	311,574

Total liabilities and shareholders’ equity	$3,226,213	$3,095,397	$3,074,252	$3,012,232	$3,113,210

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the Year ended June 30,
(Dollars in thousands except per share data)	6/30/07 4th Qtr FY 2007	3/31/07 3rd Qtr FY 2007	12/31/06 2nd Qtr FY 2007	9/30/06 1st Qtr FY 2007	6/30/06 4th Qtr FY 2006	2007	2006
EARNINGS (GAAP)
Tax equivalent net interest income	$22,211	21,875	21,276	23,089	20,565	88,451	79,396
Net interest income	$21,854	21,517	20,902	22,732	20,251	87,005	78,414
Provision for loan losses	$3,176	1,425	1,410	1,380	2,317	7,391	5,875
Noninterest income	$9,085	7,787	7,508	7,908	7,372	32,288	28,985
Noninterest expense	$19,442	18,396	17,425	18,933	18,800	74,196	68,150
Net income	$5,625	6,467	6,530	7,002	4,505	25,624	23,044
Basic earnings per share	$0.33	0.38	0.39	0.41	0.31	1.51	1.58
Diluted earnings per share	$0.33	0.38	0.38	0.41	0.30	1.49	1.55
PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.72%	0.85%	0.86%	0.90%	0.67%	0.83%	0.88%
Return on average equity	6.84%	8.02%	8.06%	8.78%	7.02%	7.92%	9.32%
Return on average tangible assets	0.75%	0.88%	0.89%	0.93%	0.69%	0.86%	0.91%
Return on average tangible equity	10.15%	11.71%	11.90%	13.13%	9.64%	11.71%	12.96%
Net interest margin, fully tax equivalent	3.07%	3.15%	3.04%	3.24%	3.29%	3.11%	3.29%
Efficiency ratio	62.12%	62.02%	60.54%	61.08%	67.29%	61.45%	62.88%
Noninterest expense as a percent of average assets	2.49%	2.43%	2.29%	2.42%	2.79%	2.41%	2.61%
RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income	$5,625	6,467	6,530	7,002	4,505	25,624	23,044
Merger, integration and restructuring, net of tax	$487	—	—	—	1,413	487	1,413
Core earnings	$6,112	6,467	6,530	7,002	5,918	26,111	24,457
CORE EARNINGS
Core earnings	$6,112	6,467	6,530	7,002	5,918	26,111	24,457
Basic core earnings per share	$0.36	0.38	0.39	0.41	0.40	1.54	1.68
Core diluted earnings per share	$0.36	0.38	0.38	0.41	0.40	1.52	1.65
CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.78%	0.85%	0.86%	0.90%	0.88%	0.85%	0.94%
Core return on average equity	7.44%	8.02%	8.06%	8.78%	9.22%	8.07%	9.89%
Core return on average tangible assets	0.81%	0.88%	0.89%	0.93%	0.90%	0.88%	0.96%
Core return on average tangible equity	11.03%	11.71%	11.90%	13.13%	12.66%	11.93%	13.76%
Core net interest margin, fully tax equivalent	3.07%	3.15%	3.04%	3.24%	3.29%	3.11%	3.29%
Core efficiency ratio	59.73%	62.02%	60.54%	61.08%	59.52%	60.83%	60.87%
Core noninterest expense as a percent of average assets	2.39%	2.43%	2.29%	2.42%	2.47%	2.38%	2.53%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the Year ended June 30,
(Dollars in thousands except per share data)	6/30/07 4th Qtr FY 2007	3/31/07 3rd Qtr FY 2007	12/31/06 2nd Qtr FY 2007	9/30/06 1st Qtr FY 2007	6/30/06 4th Qtr FY 2006	2007	2006
CAPITAL
Equity to total assets at end of period	10.11%	10.67%	10.55%	10.59%	10.01%	10.11%	10.01%
Tangible equity to tangible assets	6.99%	7.60%	7.44%	7.38%	6.85%	6.99%	6.85%
Book value per share	$18.92	18.88	18.57	18.28	17.87	18.92	17.87
Tangible book value per share	$12.64	13.01	12.66	12.30	11.83	12.64	11.83
Period-end market value per share	$21.12	21.45	23.49	22.66	23.01	21.12	23.01
Dividends declared per common share	$0.155	0.155	0.155	0.140	0.140	0.605	0.560
Common stock dividend payout ratio	46.97%	40.79%	40.79%	34.15%	46.67%	40.60%	36.13%
Period-end common shares outstanding (000)	17,236	17,486	17,470	17,456	17,433	17,236	17,433
Average basic shares outstanding (000)	16,934	17,006	16,959	16,921	14,704	16,955	14,565
Average diluted shares outstanding (000)	17,106	17,214	17,209	17,163	14,950	17,172	14,821
ASSET QUALITY
Net charge-offs (recoveries)	$1,169	1,006	805	879	694	3,859	2,348
Annualized net charge-offs (recoveries) to average loans	0.19%	0.17%	0.13%	0.15%	0.13%	0.16%	0.12%
Nonperforming loans (NPLs)	$33,962	27,630	25,702	22,284	16,771	33,962	16,771
NPLs as a percent of total loans	1.35%	1.14%	1.06%	0.94%	0.71%	1.35%	0.71%
Nonperforming assets (NPAs)	$40,687	32,732	29,439	26,184	20,695	40,687	20,695
NPAs as a percent of total assets	1.26%	1.06%	0.96%	0.87%	0.66%	1.26%	0.66%
Allowance for loan losses	$25,851	23,844	23,425	22,819	22,319	25,851	22,319
Allowance for loan losses as a percent of loans	1.03%	0.98%	0.97%	0.97%	0.95%	1.03%	0.95%
Allowance for loan losses as a percent of NPLs	76.12%	86.30%	91.14%	102.40%	133.08%	76.12%	133.08%
MORTGAGE BANKING
Mortgage originations	$356,300	233,200	234,100	296,600	329,600	1,120,200	1,359,000
Net gains on sale of loans	$1,737	1,774	1,622	2,107	1,196	7,240	5,922
Mortgage servicing portfolio	$2,095,607	2,035,437	1,972,502	1,882,029	1,627,595	2,095,607	1,627,595
Mortgage servicing rights	$20,785	20,092	19,497	18,882	16,167	20,785	16,167
Mortgage servicing rights valuation (loss) recovery	$70	76	(55)	20	(95)	111	516
Mortgage servicing rights / Mortgage servicing portfolio	0.99%	0.99%	0.99%	1.00%	0.99%	0.99%	0.99%
END OF PERIOD BALANCES
Assets	$3,226,213	3,095,397	3,074,252	3,012,232	3,113,210	3,226,213	3,113,210
Deposits	$2,240,696	2,104,058	2,136,084	2,076,925	2,060,747	2,240,696	2,060,747
Shareholders’ equity	$326,187	330,147	324,395	319,056	311,574	326,187	311,574
Tangible shareholders’ equity	$217,817	227,422	221,089	214,687	206,160	217,817	206,160
AVERAGE BALANCES
Loans	$2,503,590	2,439,627	2,428,262	2,370,173	2,115,447	2,435,203	1,988,006
Loans held for sale	$93,719	81,204	68,984	170,416	71,541	103,731	110,882
Earning assets	$2,898,204	2,819,160	2,799,368	2,853,699	2,497,241	2,844,184	2,416,806
Assets	$3,134,562	3,067,951	3,023,710	3,097,857	2,703,370	3,080,945	2,612,757
Deposits	$2,193,083	2,095,705	2,118,827	2,063,538	1,784,940	2,117,703	1,756,307
Shareholders’ equity	$329,652	326,873	321,456	316,455	257,467	323,575	247,206
Tangible shareholders’ equity	$220,330	223,944	217,641	211,538	187,522	218,826	177,777